Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 14, 2010, relating to the consolidated financial statements and financial statement schedule of Capstone Turbine Corporation and subsidiary, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for warrants with anti-dilution provisions with the adoption of the guidance originally issued in Emerging Issues Task Force No. 07-05, "Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock" (codified in FASB ASC Topic 815—Derivatives and Hedging), effective April 1, 2009 , and the effectiveness of Capstone Turbine Corporation and subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation and subsidiary for the year ended March 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

November 12, 2010